Exhibit 10.1

2117 SW Highway 484

Ocala, Fla 34473

Phone: (407) 839-0095

Fax: (352) 480-4620

May 2, 2019

Sabby Healthcare Master Fund, Ltd.

Sabby Volatility Warrant Master Fund, Ltd.

Re:	Reset Offer of Common Stock Purchase Warrants

To Whom It May Concern:

We are pleased to offer to you the opportunity to reprice the exercise of all of the Common Stock Purchase Warrants (the “Warrants”) currently held by Sabby Healthcare Master Fund, Ltd. and Sabby Volatility Warrant Master Fund, Ltd. (collectively, the “Holders”), which Warrants were issued to the Holders on August 23, 2017 and April 24, 2018. The Warrants are set forth on the Holder’s signature page hereto. All of the shares underlying the Warrants (“Warrant Shares”) have been registered for sale pursuant to registration statements (the “Registration Statements”). The Registration Statements are currently effective and, upon exercise of the Warrants pursuant to this letter agreement, will be effective for the issuance of the Warrant Shares. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Securities Purchase Agreement, dated as of April 20, 2018, by and among the Company and the signatories thereto (the “Purchase Agreement”).

In consideration for exercising all of the Warrants (the “Warrant Exercise”), the Company hereby offers you a reduced exercise price of the Warrants to $0.15; provided, however, notwithstanding anything herein to the contrary, in the event this provision would otherwise cause a Holder to exceed the beneficial ownership limitations (“Beneficial Ownership Limitation”) set forth in the Warrants, the Company shall only issue such number of shares of Common Stock to such Holder that would not cause such Holder to exceed the maximum number of shares of Common Stock permitted thereunder with the balance to be held in abeyance until notice from such Holder that the balance (or portion thereof) may be issued in compliance with such limitations.

Expressly subject to the paragraph immediately following this paragraph below, Holder may accept this offer by signing this letter below, with such acceptance constituting Holder’s exercise of 100% of the Warrants held by the Holder for an aggregate exercise price as set forth on the Holder’s signature page hereto (the “Warrants Exercise Price”) on or before 7:30 a.m. EST on May 2, 2019 (subject to the ability of the Holder to exercise the Warrants from time to time so that it remains below the Beneficial Ownership Limitation).

Additionally, the parties hereby agree to their respective representations, warranties and covenants set forth on Annex A attached hereto.

From the date hereof until10 Trading Days after the date hereof neither the Company nor any Subsidiary shall issue, enter into any agreement to issue or announce the issuance or proposed issuance of any shares of Common Stock or Common Stock Equivalents. Notwithstanding the foregoing, this provision shall not apply in respect of an Exempt Issuance (as defined in the Purchase Agreement except that subsection (b) shall be as of the date hereof).

The Company acknowledges and agrees that the obligations of the Holders under this letter agreement are several and not joint with the obligations of any other holder of any Common Stock purchase warrants of the Company issued in the same transactions in which the Warrants were issued (each, an “Other Holder”) under any other agreement related to the exercise of such warrants (“Other Warrant Exercise Agreement”), and the Holder shall not be responsible in any way for the performance of the obligations of any Other Holder or under any such Other Warrant Exercise Agreement. Nothing contained in this letter agreement, and no action taken by the Holders pursuant hereto, shall be deemed to constitute the Holders and the Other Holders as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Holders and the Other Holders are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this letter agreement and the Company acknowledges that the Holders and the Other Holders are not acting in concert or as a group with respect to such obligations or the transactions contemplated by this letter agreement or any Other Warrant Exercise Agreement. The Company and the Holders confirm that the Holders have independently participated in the negotiation of the transactions contemplated hereby with the advice of its own counsel and advisors. The Holders shall be entitled to independently protect and enforce their rights, including, without limitation, the rights arising out of this letter agreement, and it shall not be necessary for any Other Holder to be joined as an additional party in any proceeding for such purpose.

The Company hereby represents and warrants as of the date hereof and covenants and agrees from and after the date hereof until four months following the date hereof, that none of the terms offered to any Other Holder with respect to any Other Warrant Exercise Agreement (or any amendment, modification or waiver thereof), is or will be more favorable to such Other Holder than those of the Holders in this letter agreement. If, and whenever on or after the date hereof until four months following the date hereof, the Company enters into or amends or modifies an Other Warrant Exercise Agreement in the manner provided above, then (i) the Company shall provide notice thereof to the Holders promptly following the occurrence thereof and (ii) the terms and conditions of this letter agreement shall be, without any further action by the Holders or the Company, automatically amended and modified in an economically and legally equivalent manner such that the Holder shall receive the benefit of the more favorable terms and/or conditions (as the case may be) set forth in such Other Warrant Exercise Agreement (including the issuance of additional Warrant Shares); provided that upon written notice to the Company at any time the Holder may elect not to accept the benefit of any such amended or modified term or condition, in which event the term or condition contained in this letter agreement shall apply to the Holders as it was in effect immediately prior to such amendment or modification as if such amendment or modification never occurred with respect to the Holders. The provisions of this paragraph shall apply similarly and equally to each Other Warrant Exercise Agreement; provided, however, notwithstanding anything herein to the contrary, in the event this provision would otherwise cause a Holder to exceed the Beneficial Ownership Limitation set forth in the Warrants, the Company shall only issue such number of shares of Common Stock to such Holder that would not cause such Holder to exceed the maximum number of shares of Common Stock permitted thereunder with the balance to be held in abeyance until notice from such Holder that the balance (or portion thereof) may be issued in compliance with such limitations.

If this offer is accepted and the transaction documents are executed on or before 7:30 a.m. on May 2, 2019, then on or before 9:30 a.m. Eastern Time on May 2, 2019, the Company shall file a Current Report on Form 8-K with the Commission. From and after such filing, the Company represents to the Holder that it shall have publicly disclosed all material, non-public information delivered to it by the Company or any of its Subsidiaries, or any of their respective officers, directors, employees or agents. The Company shall also file a prospectus supplement to the Registration Statements registering the exercise of the Warrants and resale of the Warrant Shares and disclosing the terms of this offer and the reduced exercise price of the Warrants on or before May 2, 2019. The Company represents, warrants and covenants that, upon acceptance of this offer, the shares underlying the Warrants shall be issued free of any legends or restrictions on resale by Holder and all of the Warrant Shares shall be delivered electronically through the Depository Trust Company within 1 business day of the date the Company receives the Warrants Exercise Price (or, with respect to shares in that would otherwise be in excess of the Beneficial Ownership Limitation, within 2 business days of the date the Company is notified by Holder that its ownership is less than the Beneficial Ownership Limitation).

Holder understands that Maxim Group LLC is acting as warrant solicitation agent for the Company and will receive a solicitation fee of 7% of the total proceeds from the exercise of the Warrants.

To accept this offer, Holder must counter execute this letter agreement and return the fully executed agreement to the Company at e-mail: Adam Pascale at Adam@Hemispherx.net and Alan Goldfuss at alan.goldfuss@hemispherx.net, with a copy to arosen@maximgrp.com on or before 7:30 a.m. ET on May 2, 2019.

Please do not hesitate to call me if you have any questions.

Sincerely yours,

HEMISPHERX BIOPHARMA, INC.

By:	/s/ Thomas K. Equels
Name:	Thomas K. Equels
Title:	Chief Executive Officer

Accepted and Agreed to:

Name of Holder: ________________________________________________________

Signature of Authorized Signatory of Holder: _________________________________

Name of Authorized Signatory: _______________________________________________

Title of Authorized Signatory: ________________________________________________

Common Stock Purchase Warrants being exercised:

Aggregate Holder Exercise Price: $

DTC Instructions:

Company Wire Instructions:

Annex A

Representations, Warranties and Covenants of the Company. The Company hereby makes the following representations and warranties to the undersigned:

(a) Affirmation of Prior Representations, Warranties and Covenants. The Company hereby represents and warrants to the undersigned that the Company’s representations and warranties as set forth in Section 3.1 and as set forth in the covenants listed in Article IV of the Securities Purchase Agreement (other than as set forth in section 4.12), dated as of April 20, 2018 (the “Purchase Agreement”), together with any updates in the Company’s SEC Reports subsequent to the Purchase Agreement, are true and correct as of the date hereof and have been fully performed as of the date hereof. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Purchase Agreement.

(b) Authorization; Enforcement. The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this letter agreement and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Company and no further action is required by the Company, its board of directors or its stockholders in connection therewith. This letter agreement has been duly executed by the Company and, when delivered in accordance with the terms hereof, will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(c) Capitalization. As of April 30, 2019, the Company has 72,395,810 shares of common stock issued and outstanding.

(d) No Conflicts. The execution, delivery and performance of this letter agreement by the Company and the consummation by the Company of the transactions contemplated hereby do not and will not: (i) conflict with or violate any provision of the Company’s certificate or articles of incorporation, bylaws or other organizational or charter documents; or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Lien upon any of the properties or assets of the Company in connection with, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any material agreement, credit facility, debt or other material instrument (evidencing Company debt or otherwise) or other material understanding to which such Company is a party or by which any property or asset of the Company is bound or affected; or (iii) subject to the Required Approvals (as defined in the Purchase Agreement), conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company is subject (including federal and state securities laws and regulations), or by which any property or asset of the Company is bound or affected, except, in the case of each of clauses (ii) and (iii), such as could not have or reasonably be expected to result in a Material Adverse Effect (as defined in the Purchase Agreement).

(e) NYSE American. The transactions contemplated under this letter agreement comply with all rules and regulations of NYSE American.